AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON January 16, 2020
REGISTRATION NO. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
__________________
MAIDEN HOLDINGS, LTD.
(Exact name of registrant as specified in its charter)

Bermuda	98-0570192
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
94 Pitts Bay Road
Pembroke	HM 08
(Address of Principal Executive Offices)	(ZIP Code)
Maiden Holdings, Ltd. 2019 Omnibus Incentive Plan
(Full titles of the plans)

CT Corporation System 111 8th Avenue, 13th Floor New York, New York 10011
(Name and address of agent for service)

(203) 585-2400
(Telephone number, including area code, of agent for service)

Copy to:
Lawrence F. Metz
President and Chief Executive Officer
Maiden Holdings, Ltd. 94 Pitts Bay Road, Pembroke, Bermuda HM08
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common shares, par value $0.01 per share	11,289,956	$0.85	$9,596,462.60	$1,245.63

(1)
Pursuant to Rule 416 under the Securities Act of 1933, to the extent additional common shares may be issued or issuable as a result of a stock split or other distribution declared at any time by our Board of Directors while this registration statement is in effect, this registration statement is hereby deemed to cover all such additional common shares.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and 457(h) of the Securities Act of 1933. The price per share and aggregate offering price are based upon the average of the high and low asked prices of our common shares on January 15, 2020, as reported on the Nasdaq Capital Market.

(3)
Includes (i) 5,000,000 shares of the registrant’s common shares that may be issued under the Maiden Holdings, Ltd. 2019 Omnibus Incentive Plan (the “Plan”), (ii) 5,664,487 shares of the registrant’s common shares that were not issued under the Amended and Restated Maiden Holdings, Ltd. 2007 Share Incentive Plan, (the “Prior Plan”), as of the effective date of the Plan that may now be offered or sold under the Plan, and (iii) 625,469 shares of the registrant’s common shares, representing the registrant’s estimate of the number of shares subject to outstanding awards under the Prior Plan that will become available for future issuance under the Plan upon their forfeiture, cancellation or settlement in cash.

EXPLANATORY NOTE
This registration statement contains two parts. The first part consists of two prospectuses: a “reoffer prospectus” prepared in accordance with the requirements of Part I of Form S-3 (as permitted by Section C.1. of the General Instructions to Form S-8) and a plan prospectus, consisting of the materials described in Part I of Form S-8.  The reoffer prospectus may be used by certain officers and directors of the Company to sell or otherwise dispose of common shares they receive as grants under, or as a result of the exercise of options granted or to be granted to them under, the Maiden Holdings, Ltd. 2019 Omnibus Incentive Plan.  Pursuant to the introductory note to Part I of Form S-8 and Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), the plan information specified by Part I of Form S-8 is not required to be filed with the Securities and Exchange Commission (the “SEC”) and, therefore, the plan prospectus is omitted from this registration statement. The plan prospectus containing the information required by Part I of the registration statement will be sent or given to plan participants as specified by Rule 428(b)(1) of the Securities Act. The second part of this registration statement contains information required to be included in this registration statement pursuant to Part II of Form S-8.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
ITEM 1. PLAN INFORMATION
The information required by Item 1 will be included in documents sent or given to the participants in the Plan pursuant to Rule 428(b)(1) under the Securities Act.
ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION
The written statement required by Item 2 will be included in documents sent or given to the participants in the Plan pursuant to Rule 428(b)(1) under the Securities Act.
REOFFER PROSPECTUS
MAIDEN HOLDINGS, LTD.
11,289,956 Common Shares
This prospectus covers the offer and resale of up to 11,289,956 common shares, par value $0.01 per share, of Maiden Holdings, Ltd., a Bermuda company, which may be offered and sold from time to time by certain officers and directors of the Company who have acquired or will acquire such shares pursuant to the Maiden Holdings, Ltd. 2019 Omnibus Incentive Plan (the “Plan”).
The common shares may be sold from time to time by the selling shareholders or by their pledgees, donees, transferees or other successors in interest. Such sales may be made on the Nasdaq Capital Market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. We will not receive any of the proceeds from the sale of these common shares (except pursuant to an exercise of options to purchase common shares under the Plan), although we have paid the expenses of preparing this prospectus and the related registration statement.
The closing sales price of our common shares on January 15, 2020 as reported by the Nasdaq Capital Market was $0.85.
You should read this prospectus carefully before you invest. Investing in the common shares offered hereby involves significant risks. For more information, please see the section of this prospectus titled “Risk Factors” beginning on page 4.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
_____________________________________________________________
The date of this prospectus is January 16, 2020.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. THE INFORMATION CONTAINED IN THIS PROSPECTUS, AS WELL AS ANY INFORMATION INCORPORATED BY REFERENCE, IS CURRENT ONLY AS OF THE DATE OF THIS PROSPECTUS OR THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE, AS APPLICABLE. THE COMPANY’S BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS MAY HAVE CHANGED SINCE THAT DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

PROSPECTUS SUMMARY
The following is only a summary of some of the information contained or incorporated by reference in this prospectus that we believe to be important. We have selected highlights of material aspects of our business to be included in this summary. We urge you to read this entire prospectus, including the information incorporated by reference in this prospectus. Investing in our common shares involves risks. You should carefully consider the information below referenced under the heading “Risk Factors,” in this prospectus and under that heading in our reports filed with the SEC from time to time.
In this prospectus, the words “Maiden,” “Company,” “we,” “our” and “us” refer to Maiden Holdings, Ltd. and our consolidated subsidiaries, unless the context requires otherwise.
Business
We are a Bermuda-based holding company, previously focused on serving the needs of regional and specialty insurers in the United States (“U.S.”), Europe and select other global markets. We operate internationally providing branded auto and credit life insurance products through insurer partners to retail clients in the EU and other global markets through Maiden Global Holdings, Ltd. These products also produce reinsurance programs which are underwritten by Maiden Reinsurance Ltd. (“Maiden Bermuda”). Certain international credit life business is written on a primary basis by Maiden Life Försäkrings AB and general insurance business is written on a primary basis by Maiden General Försäkrings AB. We are also running off the liabilities associated with AmTrust Financial Services, Inc. (“AmTrust’”) contracts we terminated in early 2019 as discussed below. We have recently entered into a retroactive reinsurance agreement and a commutation agreement that further reduces our exposure to and limits the potential volatility related to these AmTrust liabilities.
The sale of Maiden Reinsurance North America, Inc. (“Maiden US”), the Partial Termination Amendment (as defined below) and the termination of both of our quota share contracts with AmTrust have materially reduced our gross and net premiums written in 2019. We significantly reduced our operating expenses and continue to review the steps necessary to reduce these costs further.
Our business consists of two reportable segments: Diversified Reinsurance and AmTrust Reinsurance. As a result of the strategic decision to divest all of our U.S. treaty reinsurance operations as discussed in more detail below, we revised the composition of our reportable segments in the fourth quarter of 2018. Our Diversified Reinsurance segment now only consists of a portfolio of predominantly property and casualty reinsurance business focusing on regional and specialty property and casualty insurance companies located primarily in Europe. Our AmTrust Reinsurance segment includes the run-off of all business ceded by AmTrust to Maiden Bermuda, primarily the AmTrust Quota Share and the European Hospital Liability Quota Share, as defined below.
In early 2018, our Board of Directors initiated a review of strategic alternatives (“Strategic Review”) to evaluate ways to increase shareholder value as a result of continuing higher than targeted combined ratios and lower returns on equity than planned. This Strategic Review has resulted in a series of transactions that have transformed our operations and materially reduced the risk on our balance sheet. These transactions include:

•
On August 29, 2018, we entered into a Renewal Rights Agreement (“Renewal Rights”) with Transatlantic Reinsurance Company (“TransRe”), pursuant to which we sold, and TransRe purchased, Maiden US's rights to: (i) renew its treaty reinsurance agreements upon their expiration or cancellation, (ii) solicit renewals of and replacement coverages for the treaty reinsurance agreements and (iii) replicate and use the products and contract forms used in Maiden US’s business. The sale was consummated on August 29, 2018. We continue to earn premiums and remain liable for losses occurring subsequent to August 29, 2018 for any policies in force prior to and as of August 29, 2018, until those policies expire. The payment received for sale of the Renewal Rights was $7.5 million, subject to potential additional amounts payable in the future in accordance with the agreement, however, no additional amounts to the fee have been recognized to date.

•
On December 27, 2018, we completed the sale agreement (“U.S. Sale Agreement”) with Enstar Holdings U.S. LLC (“Enstar Holdings”), pursuant to which our wholly owned subsidiary Maiden Holdings North America, Ltd. sold, and Enstar Holdings purchased, all of the outstanding shares of common stock of Maiden US for gross consideration of $286.4 million. Also, pursuant to the terms of the U.S. Sale Agreement, Maiden Bermuda entered into a novation agreement and a retrocession agreement pursuant to which certain assets and liabilities associated with the U.S. treaty reinsurance business held by Maiden Bermuda were either novated or retroceded to Cavello Bay Reinsurance Limited (“Cavello”), Enstar Holding’s Bermuda reinsurance affiliate in exchange for a ceding commission of $14.0 million.

•
Effective January 1, 2019, Maiden Bermuda and AmTrust through AmTrust’s subsidiary, AmTrust International Insurance, Ltd. (“AII”), amended the quota share agreement between Maiden Bermuda and AII (“AmTrust Quota Share”), originally entered into on July 1, 2007 that was in-force and set to expire on June 30, 2019 (“Partial Termination Amendment”). The Partial Termination Amendment provided for the cut-off of the ongoing and unearned premium of AmTrust’s Small Commercial Business and U.S. Specialty Risk and Extended Warranty business as of December 31, 2018, with the remainder of the AmTrust Quota Share remaining in place.

•
The Partial Termination Amendment resulted in Maiden Bermuda returning approximately $648.0 million in unearned premium to AII, or approximately $436.8 million net of applicable ceding commission and brokerage. During January 2019, as part of this amendment, the Company transferred cash and investments of $480.0 million to AII based on provisional estimates. The excess of estimated unearned premium, net of applicable ceding commission and brokerage over the actual amount of approximately $43.2 million was returned by AII to Maiden Bermuda during the second quarter of 2019.

•
On January 30, 2019, Maiden Bermuda and AmTrust agreed to terminate on a run-off basis (i) the remaining business subject to the AmTrust Quota Share; and (ii) the European hospital liability quota share reinsurance contract (“European Hospital Liability Quota Share”) with AmTrust’s wholly owned subsidiaries AmTrust Europe Limited (“AEL”) and AmTrust International Underwriters DAC effective January 1, 2019.

•
Effective as of July 31, 2019, Maiden Bermuda and AII entered into a Commutation and Release Agreement which provided for AII to assume all reserves ceded by AII to Maiden Bermuda with respect to its proportional 40% share of the ultimate net loss under the AmTrust Quota Share related to: (a) all losses incurred in Accident Year 2017 and Accident Year 2018 under California workers' compensation policies issued by AII and as defined in the AmTrust Quota Share (“Commuted California Business”); and (b) all losses incurred in Accident Year 2018 under New York workers' compensation policies issued by AII (“Commuted New York Business” and together with the Commuted California Business (“Commuted Business”)) in exchange for the release and full discharge of Maiden Bermuda of all of its obligations to AII with respect to the Commuted Business. The Commuted Business does not include any business classified by AII as Specialty Program or Specialty Risk business. AII and Maiden Bermuda agreed that the Commuted Business shall be discharged by Maiden Bermuda's transfer of cash and invested assets in the amount of $312.8 million (“Commutation Payment”) which is the sum of the net ceded reserves in the amount of $330.7 million with respect to the Commuted Business as of December 31, 2018 less payments in the amount of $17.9 million made by Maiden Bermuda with respect to the Commuted Business from January 1, 2019 through July 31, 2019. Settlement of the Commutation Payment occurred on August 12, 2019 and Maiden Bermuda paid AII approximately $6.3 million in interest related to the Commutation Payment premium, calculated at the rate of 3.30% per annum from January 1, 2019 through August 12, 2019. Maiden Bermuda received a no objection letter from the Bermuda Monetary Authority (“BMA”) regarding the Commutation and Release Agreement. AII and Maiden Bermuda also agreed that, as of July 31, 2019, the AmTrust Quota Share shall be deemed amended as applicable so that the Commuted Business is no longer included as part of the Covered Business under the AmTrust Quota Share.

•
Effective on July 31, 2019, Maiden Bermuda entered into the loss portfolio and adverse development cover agreement (“LPT/ADC Agreement”) with Enstar Group Limited pursuant to which Cavello assumed liabilities for loss reserves as of December 31, 2018 associated with the AmTrust Quota Share in excess of a $2.2 billion retention, up to $600.0 million in exchange for a retrocession premium of $445.0 million. The $2.2 billion retention will be subject to adjustment for paid losses subsequent to December 31, 2018. The LPT/ADC Agreement provides Maiden Bermuda with $155.0 million in adverse development cover over its carried AmTrust Quota Share loss reserves at December 31, 2018. The LPT/ADC Agreement meets the criteria for risk transfer and therefore has been accounted for as retroactive reinsurance. Cumulative ceded losses exceeding $445.0 million would result in a deferred gain which will be recognized over the settlement period in proportion to cumulative losses collected over the estimated ultimate reinsurance recoverable. Consequently, cumulative adverse development subsequent to December 31, 2018 may result in significant losses from operations until periods when the deferred gain is recognized as a benefit to earnings. At September 30, 2019, the deferred gain liability recognized for retroactive reinsurance under the LPT/ADC Agreement was approximately $104.5 million.

During the fourth quarter of 2019, our principal operating subsidiary, Maiden Bermuda, submitted the necessary filings to discontinue from Bermuda and to apply to be licensed and re-domesticate to the State of Vermont in the United States. Filings were made with the Department of Financial Regulation in Vermont as well as with the BMA to provide notice of the Company's intent to re-domicile from Bermuda. Both the licensing in Vermont and the discontinuation process in Bermuda are subject to approval by those respective regulators, and the Company is targeting an effective date of the re-domestication process on or about January 1, 2020, subject to completion of the regulatory process which may occur after that date. We have determined that re-domesticating the Company to Vermont will enable us to better align our operations, capital and resources with our liabilities, which originate mostly in the United States, resulting in a more efficient structure. The proposed re-domestication, in combination with the Strategic Review previously taken and done in close consultation with the BMA to de-risk the Company’s balance sheet, is expected to continue to strengthen the Company’s capital position and solvency ratios. The planned re-domestication does not apply to the parent holding company which will remain a Bermuda-based holding company. Securities issued by Maiden Holdings will not be affected by the planned re-domestication of Maiden Bermuda.
Our principal executive office is located at 94 Pitts Bay Road, Pembroke, Bermuda, and our telephone number is (441) 298-4900. Our website address is www.maiden.bm. Unless specifically incorporated by reference, information contained in our website is not a part of this prospectus.

The Offering

Common shares outstanding before the offering	83,148,458	shares(1)
Common shares issuable upon exercise of options or issuance of restricted shares granted or to be granted which may be offered pursuant to this prospectus	9,973,332	shares
Nasdaq symbol for common shares	“MHLD”
Use of Proceeds
We will not receive any proceeds from the sale of the common shares. We will receive proceeds to the extent that options granted under the Plan, whether currently outstanding or issued in the future, are exercised. We will use the exercise proceeds, if any, for working capital and general corporate purposes.

Risk Factors
There are risks associated with an investment in the common shares offered by this prospectus. You should carefully consider the risk factors described under “Risk Factors” in this prospectus before making a decision to invest.

(1) As of December 31, 2019. Does not include common shares issuable upon exercise of outstanding options.

FORWARD LOOKING STATEMENTS
Certain statements in this prospectus, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results and the assumptions upon which those statements are based are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include general statements both with respect to us and the insurance industry and generally are identified with the words "anticipate", "believe", "expect", "predict", "estimate", "intend", "plan", "project", "seek", "potential", "possible", "could", "might", "may", "should", "will", "would", "will be", "will continue", "will likely result" and similar expressions. In light of the risks and uncertainties inherent in all forward-looking statements, the inclusion of such statements in this prospectus should not be considered as a representation by us or any other person that our objectives or plans or other matters described in any forward-looking statement will be achieved. These statements are based on current plans, estimates, assumptions and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore, you should not place undue reliance on them. Important factors that could cause actual results to differ materially from those in such forward-looking statements are set forth under the caption "Risk Factors" in this prospectus.
We caution that the list of important risk factors is not intended to be and is not exhaustive. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law, and all subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. If one or more risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we projected. Any forward-looking statements in this prospectus reflect our current view with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth, strategy and liquidity. Readers are cautioned not to place undue reliance on the forward-looking statements which speak only as of the dates of the documents in which such statements were made.
RISK FACTORS
Our business and, accordingly, an investment in our securities involve significant risks. We urge you to carefully consider the risks incorporated by reference in this prospectus before making an investment decision, including those risks set forth under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2018, as well as in our other filings with the SEC, all of which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.
Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks were to occur, our business, financial condition and results of operations could be seriously harmed. In that event, the trading price of our shares could decline and you may lose all or part of your investment.
USE OF PROCEEDS
The shares which may be sold under this prospectus will be sold for the respective accounts of each of the selling shareholders. Accordingly, we will not realize any proceeds from the sale of the shares, except that we will derive proceeds if all of the options to purchase common shares currently outstanding and options that may be issued in the future are exercised. If exercised, such proceeds will be available to us for working capital and general corporate purposes. No assurance can be given, however, as to when or if any or all of the options will be exercised. We will not receive any proceeds from the issuance and vesting of restricted shares under the Plan. All expenses of the registration of the shares will be paid for by us. See “Selling Shareholders” and “Plan of Distribution.”

SELLING SHAREHOLDERS
The following table sets forth (i) the name and relationship to the Company and its affiliates of each selling shareholder listed below; (ii) the number of common shares each selling shareholder owned of record before the offering; (iii) the number of common shares being offered for sale by such holder pursuant to this prospectus (which represents the maximum number of shares that could be sold under this prospectus by such holder assuming the vesting of all awards and exercise of all options); and (iv) the amount of common shares to be owned by each selling shareholder and (if one percent or more) the percentage of the class to be owned by such holder assuming such holder disposes of all of the shares being offered pursuant to this prospectus. The information under this heading relates to resales of shares covered by this prospectus by persons who are our “affiliates” as that term is defined under federal securities laws. These persons will be our executive officers and members of our Board of Directors.
The tabular information below assumes that all the common shares being offered pursuant to the registration statement of which this prospectus is a part are sold to third parties. However, because the selling shareholders may offer all or a portion of the shares covered by this prospectus at any time and from time to time hereafter, the exact number of shares that each selling shareholder may retain after completion of the offering cannot be determined at this time. Information concerning the selling shareholders may change from time to time and, to the extent required, will be set forth in supplements or amendments to this prospectus.

					Common Shares and Percentage of Class to be Owned After the Offering (2)(3)
Name	Present Principal Position with Us or Our Affiliates	Shares Beneficially Owned Before the Offering(1)		Shares Offered Hereby	Number	Percent
Lawrence F. Metz	President and Chief Executive Officer	548,819	(4)	831,111	548,819	*
Patrick J. Haveron	Executive Vice President, Chief Financial Officer and Chief Operating Officer	750,072	(5)	831,111	750,072	*
William T. Jarman	Senior Vice President, Chief Actuary	37,028	(6)	831,111	37,028	*
Denis M. Butkovic	Senior Vice President, General Counsel and Secretary	19,748	(7)	831,111	19,748	*
Michael C. Haines	Senior Vice President, Finance	15,873	(8)	831,111	15,873	*
Raymond M. Neff	Director	420,500	(9)	831,111	420,500	*
Steven H. Nigro	Director	54,000	(10)	831,111	54,000	*
Simcha G. Lyons	Director	82,505	(11)	831,111	82,505	*
Yehuda L. Neuberger	Director	319,000	(12)	831,111	319,000	*
Barry D. Zyskind	Chairman of the Board	6,374,292	(13)	831,111	6,374,292	7.7%
Holly L. Blanchard	Director	—		831,111	—	*
Keith A. Thomas	Director	—		831,111	—	*
 * Represents less than 1% of the outstanding common shares.

(1)
The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that it includes all shares issuable upon exercise of all outstanding options. They may include securities owned by or for, among others, the spouse and/or minor children of an individual and any other relative who has the same home as such individual, as well as, other securities as to which the individual has or shares voting or investment power. Beneficial ownership may be disclaimed as to certain of the securities.

(2)	The percentage of beneficial ownership shown in the table is based on 83,148,458 common shares issued and outstanding as of December 31, 2019.

(3)
Assuming the sale of all shares covered by this prospectus and that the number of common shares issued and outstanding upon the completion of the offering will include only such shares together with all other shares issued and outstanding on the date of this prospectus.

(4)
The amount shown above includes vested options to acquire 50,000 common shares granted to Mr. Metz on March 4, 2010. It also includes 90,090 restricted shares vesting 50% annually on the anniversary of the grant date into common shares on August 8, 2020 and August 8, 2021, respectively, and includes 316,904 restricted shares vesting 50% on March 20, 2020 and 50% on March 20, 2021, which Mr. Metz has the ability to vote, but is restricted from transferring until their respective vesting dates. This does not include 328,257 restricted shares issued on March 20, 2019 under the Prior Plan which will vest 50% on the one year anniversary of the grant, and 50% on the two year anniversary of the grant, and were granted contingent upon shareholder approval of the Plan (which approval was obtained on December 10, 2019).

(5)
The amount shown above includes vested options to acquire 30,000 common shares granted to Mr. Haveron on March 4, 2010. It also includes 74,558 restricted shares vesting one half annually on the anniversary of the grant date into common shares on November 6, 2020 and November 6, 2021, respectively, and includes 475,356 restricted shares vesting 50% on March 20, 2020 and 50% on March 20, 2021, which Mr. Haveron has the ability to vote, but is restricted from transferring until their respective vesting dates. This does not include 492,386 restricted shares issued on March 20, 2019 under the Prior Plan which will vest 50% on the one year anniversary of the grant, and 50% on the two year anniversary of the grant, and were granted contingent upon shareholder approval of the Plan (which approval was obtained on December 10, 2019).

(6) The amount shown above includes vested options to acquire 7,500 common shares granted to Mr. Jarman on February 22, 2012.
(7) The amount shown above includes vested options to acquire 1,875 common shares granted to Mr. Butkovic on October 11, 2018. It also includes 10,582 restricted shares vesting one half annually on the anniversary of the grant date into common shares on January 16, 2021 and January 16, 2022, respectively, which Mr. Butkovic has the ability to vote, but is restricted from transferring until their respective vesting dates.
(8) The amount shown above includes 10,582 restricted shares granted to Mr. Haines vesting one half annually on the anniversary of the grant date into common shares on January 16, 2021 and January 16, 2022, respectively, which Mr. Haines has the ability to vote, but is restricted from transferring until their respective vesting dates.

(9)	The amount shown above includes vested options to acquire 42,000 common shares granted on June 1, 2010, June 1, 2011, June 1, 2012, June 1, 2013, June 1, 2014, June 1, 2015 and June 1, 2016.

(10)	The amount shown above includes vested options to acquire 18,000 common shares granted on June 1, 2014, June 1, 2015 and June 1, 2016.

(11)	The amount shown above includes vested options to acquire 24,000 common shares granted on June 1, 2013, June 1, 2014, June 1, 2015 and June 1, 2016.

(12)	The amount shown above includes vested options to acquire 42,000 common shares granted on June 1, 2010, June 1, 2011, June 1, 2012, June 1, 2013, June 1, 2014, June 1, 2015 and June 1, 2016.
(13) Mr. Zyskind holds 220,000 of these common shares as a custodian for his children under the Uniform Transfers to Minors Act.

PLAN OF DISTRIBUTION
In this section of the prospectus, the term “selling shareholder” means and includes: (i) the persons identified in the table above as the selling shareholders and (ii) any of their donees, pledgees, distributees, transferees or other successors in interest who may (a) receive any of the common shares offered hereby after the date of this prospectus and (b) offer or sell those shares hereunder. The decision to sell any shares is within the discretion of the holders thereof, subject generally to the Company’s policies affecting the timing and manner of sale of common shares by certain individuals. There can be no assurance that any shares will be sold by the selling shareholders.
The common shares offered by this prospectus may be sold from time to time directly by the selling shareholders. Alternatively, the selling shareholders may from time to time offer such shares through underwriters, brokers, dealers, agents or other intermediaries. The selling shareholders as of the date of this prospectus have advised us that there were no underwriting or distribution arrangements entered into with respect to the common shares offered hereby. The distribution of the common shares by the selling shareholders may be effected (i) in one or more transactions that may take place on Nasdaq (including one or more block transactions) through customary brokerage channels, either through brokers acting as agents for the selling shareholders, or through market makers, dealers or underwriters acting as principals who may resell these shares on Nasdaq, (ii) in privately-negotiated sales, (iii) by a combination of such methods or (iv) by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with sales of our common shares.
The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the common shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders also may sell shares short and redeliver the shares to close out such short positions. The selling shareholders may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of common shares. The broker-dealer may then resell or otherwise transfer such common shares pursuant to this prospectus.
The selling shareholders also may lend or pledge common shares to a broker-dealer. The broker-dealer may sell the common shares so lent, or upon a default, the broker-dealer may sell the pledged common shares pursuant to this prospectus. Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of common shares by the selling shareholders.
Although the common shares covered by this prospectus are not currently being underwritten, the selling shareholders or their underwriters, brokers, dealers or other agents or other intermediaries, if any, that may participate with the selling security holders in any offering or distribution of common shares may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any profits realized or commissions received by them may be deemed underwriting compensation thereunder. Because the selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act, which may include deemed delivery by brokers or dealers pursuant to Rule 153 under the Securities Act in connection with sales effected between brokers or dealers on or through Nasdaq.
Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of common shares offered hereby may not simultaneously engage in market making activities with respect to the common shares for a period of up to five days preceding such distribution. The selling shareholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the selling shareholders.
In order to comply with certain state securities or blue sky laws and regulations, if applicable, the common shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the common shares may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.
We will bear all costs, expenses and fees in connection with the registration of the common shares offered hereby. However, the selling shareholders will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the common shares offered pursuant to this prospectus.
We have agreed to indemnify certain of the selling shareholders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments to which any of those shareholders may be required to make in respect thereof.
There can be no assurance that the selling shareholders will sell any or all of the securities offered by them hereby.

LEGAL MATTERS
The validity of the issuance of the common shares offered hereby has been passed upon for us by Conyers Dill & Pearman Limited, Hamilton, Bermuda.
EXPERTS
The consolidated financial statements, and the related financial statement schedules as at December 31, 2018 and 2017 and for each of the two years in the period ended December 31, 2018, incorporated in this prospectus by reference from Maiden Holdings, Ltd.'s Annual Report on Form 10-K, and the effectiveness of Maiden Holdings, Ltd. and subsidiaries' internal control over financial reporting have been audited by Deloitte Ltd., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
The consolidated financial statements and the related financial statement schedules for the year ended December 31, 2016, incorporated in this prospectus by reference from Maiden Holdings, Ltd.'s Annual Report on Form 10-K for the period ended December 31, 2018 have been audited by BDO USA, LLP, an independent registered public accounting firm, as stated in their report dated March 6, 2017, except for the effect of discontinued operations discussed in Note 6 to the consolidated financial statements, as to which report the date is March 14, 2019, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” in this prospectus certain of the information we file with the SEC. This means we can disclose important information to you by referring you to another document that has been filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and will modify and supersede the information included in this prospectus to the extent that the information incorporated by reference modifies or supersedes the existing information.
The following documents filed with the SEC (File No. 001-34042) are incorporated herein by reference:
• Our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 15, 2019, as amended by Form 10-K/A, filed with the SEC on April 30, 2019.
• All other reports filed (but not “furnished”) by us with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2018.
• The description of our common shares contained in the section entitled “Description of Share Capital” in the prospectus included in our registration statement on Form S-1, as initially filed with the SEC on September 17, 2007, subsequently amended and declared effective May 6, 2008 (File No. 333-146137) (which description is incorporated by reference into our registration statement on Form S-1/A, as filed on May 2, 2008).
All documents filed (but not “furnished”) by us after the date of this registration statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all of the securities offered hereunder have been sold or that deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.
Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.
We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of that person, a copy of all documents incorporated by reference into the registration statement of which this prospectus is a part, other than exhibits to those documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to Secretary, Maiden Holdings, Ltd., 94 Pitts Bay Road, Pembroke, Bermuda, telephone: (441) 298-4900.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public on the Internet through the SEC’s EDGAR database. You may access the EDGAR database at the SEC’s website at www.sec.gov. The information we file with the SEC and other information about us is also available on our website at www.maiden.bm, free of charge. However, the information on our website is not incorporated into this prospectus and you should not consider information contained on the SEC’s website or our website to be part of this prospectus.
This prospectus is part of a registration statement on Form S-8 that we have filed with the SEC to register the common shares offered hereby under the Securities Act. As permitted by SEC rules, this prospectus does not contain all of the information contained in the registration statement and accompanying exhibits and schedules that we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our common shares. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its EDGAR database on the Internet.
You should rely only on the information contained in this prospectus or any supplement to this prospectus. We have not authorized anyone to provide you with different information.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” in this prospectus certain of the information we file with the SEC. This means we can disclose important information to you by referring you to another document that has been filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and will modify and supersede the information included in this prospectus to the extent that the information incorporated by reference modifies or supersedes the existing information.
The following documents filed with the SEC (File No. 001-34042) are incorporated herein by reference:

•	Our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 15, 2019, as amended by Form 10-K/A, filed with the SEC on April 30, 2019.

•	All other reports filed (but not “furnished”) by us with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2018.

•
The description of our common shares contained in the section entitled “Description of Share Capital” in the prospectus included in our registration statement on Form S-1, as initially filed with the SEC on September 17, 2007, subsequently amended and declared effective May 6, 2008 (File No. 333-146137) (which description is incorporated by reference into our registration statement on Form S-1/A, as filed on May 2, 2008).

All documents filed (but not “furnished”) by us after the date of this Registration Statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all of the securities offered hereunder have been sold or that deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.
Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.
ITEM 4. DESCRIPTION OF SECURITIES
Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
Not applicable.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
Our bye-laws indemnify our directors and officers in their capacity as such in respect of any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which a director or officer may be guilty in relation to us other than in respect of his own fraud or dishonesty, which is the maximum extent of indemnification permitted under the Companies Act. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (i) the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if the director or officer had no reasonable cause to believe his conduct was unlawful. Under our bye-laws, each of our shareholders agrees to waive any claim or right of action, other than those involving fraud or dishonesty, against us or any of our officers or directors. In addition, we have entered into indemnification agreements with our directors and officers.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED
Not applicable.

ITEM 8. EXHIBITS

EXHIBIT NUMBER	DESCRIPTION
4.1
Memorandum of Association (previously filed as Exhibit 3.1 to the Company’s registration statement on Form S-8 filed with the SEC on May 18, 2010 (File No. 333-166934) and incorporated herein by reference).

4.2	Bye-Laws (filed herewith).
4.3
Form of Common Share Certificate (previously filed as Exhibit 4.1 to the Company’s registration statement on Form S-1, as initially filed with the SEC on September 17, 2007, subsequently amended and declared effective May 6, 2008 (File No. 333-146137) and incorporated herein by reference.

4.4
Maiden Holdings, Ltd. 2019 Omnibus Incentive Plan (previously filed as Appendix 1 to the Company’s definitive proxy statement filed with the SEC on November 8, 2019 (File No. 001-34042) and incorporated herein by reference).

5.1	Opinion of Conyers Dill & Pearman Limited, Hamilton, Bermuda (filed herewith).
23.1	Consent of Deloitte Ltd., independent registered public accounting firm (filed herewith).
23.2	Consent of BDO USA, LLP, independent registered public accounting firm (filed herewith).
23.3	Consent of Conyers Dill & Pearman Limited, Hamilton, Bermuda (included in its opinion filed as Exhibit 5.1).
24.1	Power of Attorney (included in the signature page hereto).
ITEM 9. UNDERTAKINGS

(a) The undersigned Company hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pembroke, Bermuda, on January 16, 2020.

MAIDEN HOLDINGS, LTD.
By:
/s/ Lawrence F. Metz
Name: Lawrence F. Metz Title: President and Chief Executive Officer
POWER OF ATTORNEY AND SIGNATURES
We, the undersigned officers and directors of Maiden Holdings, Ltd., hereby severally constitute and appoint Lawrence F. Metz, Patrick J. Haveron and Michael J. Tait, and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any and all amendments to this registration statement on Form S-8 (including any post-effective amendments thereto), and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Maiden Holdings, Ltd. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Lawrence F. Metz	President and Chief Executive Officer	January 16, 2020
Lawrence F. Metz	(Principal Executive Officer)
/s/ Patrick J. Haveron	Executive Vice President, Chief Financial Officer and Chief Operating Officer	January 16, 2020
Patrick J. Haveron	(Principal Financial Officer)
/s/ Michael J. Tait	Senior Vice President and Chief Accounting Officer	January 16, 2020
Michael J. Tait	(Principal Accounting Officer)
/s/ Barry D. Zyskind	Chairman of the Board	January 16, 2020
Barry D. Zyskind
/s/ Raymond M. Neff	Director	January 16, 2020
Raymond M. Neff
/s/ Simcha G. Lyons	Director	January 16, 2020
Simcha G. Lyons
/s/ Yehuda L. Neuberger	Director	January 16, 2020
Yehuda L. Neuberger
/s/ Steven H. Nigro	Director	January 16, 2020
Steven H. Nigro
/s/ Holly L. Blanchard	Director	January 16, 2020
Holly L. Blanchard
/s/ Keith A. Thomas	Director	January 16, 2020
Keith A. Thomas

TABLE OF CONTENTS

Interpretation

1.	Definitions

Shares

2.	Power to Issue Shares

3.	Power of the Company to Purchase its Shares

4.	Rights Attaching to Shares

5.	Calls on Shares

6.	Prohibition on Financial Assistance

7.	Forfeiture of Shares

8.	Share Certificates

9.	Fractional Shares

Registration of Shares

10.	Register of Members

11.	Registered Holder Absolute Owner

12.	Transfer of Registered Shares

13.	Transmission of Registered Shares

Alteration of Share Capital

14.	Power to Alter Capital

15.	Variation of Rights Attaching to Shares

Dividends and Capitalisation

16.	Dividends

17.	Power to Set Aside Profits

18.	Method of Payment

19.	Capitalisation

Meetings of Members

20.	Annual General Meetings

21.	Special General Meetings

22.	Requisitioned General Meetings

23.	Notice

24.	Giving Notice and Access

25.	Postponement or Cancellation of General Meeting

26.	Electronic Participation and Security at General Meetings

27.	Quorum at General Meetings

28.	Chairman to Preside at General Meetings

29.	Voting on Resolutions

30.	Power to Demand Vote on Poll

31.	Voting by Joint Holders of Shares

32.	Votes of Members - General

33.	Adjustment of Voting Power

34.	Other Adjustments of Voting Power

35.	Notice

36.	Board Determination Binding

37.	Requirement to Provide Information and Notice

38.	Instrument of Proxy

39.	Representation of Corporate Member

40.	Adjournment of General Meeting

41.	Written Resolutions

42.	Directors Attendance at General Meetings
Certain Subsidiaries

43.	Voting of Subsidiary Shares

44.	Bye-law or Articles of Association of Certain Subsidiaries

 Directors and Officers

45.	Election of Directors

46.	Intentionally Omitted

47.	Term of Office of Directors

48.	Alternate Directors

49.	Removal of Directors

50.	Vacancy in the Office of Director

51.	Remuneration of Directors

52.	Defect in Appointment

53.	Directors to Manage Business

54.	Powers of the Board of Directors

55.	Register of Directors and Officers

56.	Appointment of Officers

57.	Appointment of Secretary

58.	Duties of Officers

59.	Remuneration of Officers

60.	Conflicts of Interest

61.	Indemnification and Exculpation of Directors and Officers

Meetings of the Board of Directors

62.	Board Meetings

63.	Notice of Board Meetings

64.	Electronic Participation in Meetings

65.	Quorum at Board Meetings

66.	Board to Continue in Event of Vacancy

67.	Chairman to Preside

68.	Written Resolutions

69.	Validity of Prior Acts of the Board

Corporate Records

70.	Minutes

71.	Place Where Corporate Records Kept

72.	Form and Use of Seal

Accounts

73.	Books of Account

74.	Financial Year End

Audits

75.	Annual Audit

76.	Appointment of Auditor

77.	Remuneration of Auditor

78.	Duties of Auditor

79.	Access to Records

80.	Financial Statements

81.	Distribution of Auditor’s Report

82.	Vacancy in the Office of Auditor

Business Combinations

83.	Business Combinations

Voluntary Winding-Up and Dissolution

84.	Winding-Up

Changes to Constitution

85.	Changes to Bye-laws

86.	Discontinuance

87.	Amalgamation

INTERPRETATION
1.                   Definitions

1.1	In these Bye-laws, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

Act	the Companies Act 1981 as amended from time to time;

Alternate Director	an alternate director appointed in accordance with these Bye-laws;

Attribution Percentage	with respect to a Member, the percentage of the Member’s shares that are treated as Controlled Shares of a Tentative 9.5% U.S. Member;

Auditor	includes an individual or partnership;

Board
the board of directors appointed or elected pursuant to these Bye-laws and acting by resolution in accordance with the Act and these Bye-laws or the directors present at a meeting of directors at which there is a quorum;

Code	the United States Internal Revenue Code of 1986, as amended;

Company	the company for which these Bye-laws are approved and confirmed;

Controlled Shares	all shares of the Company directly, indirectly or constructively owned by a person as determined pursuant to sections 957 and 958 of the Code and the Treasury Regulations promulgated thereunder;

Director	a director of the Company and shall include an Alternate Director;

indirect	when referring to a holder or owner of shares, ownership of shares within the meaning of section 958(a)(2) of the Code;

Member
the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires;

9.5% U.S. Member
a U.S. Person whose Controlled Shares constitute nine and one-half percent (9.5%) or more of the voting power of all issued shares of the Company and who generally would be required to recognize income with respect to the Company under section 951(a)(1) of the Code, if the Company were a controlled foreign corporation as defined in section 957 of the Code and if the ownership threshold under section 951(b) of the Code were 9.5%;

notice	written notice as further provided in these Bye-laws unless otherwise specifically stated;

Officer	any person appointed by the Board to hold an office in the Company;

Register of Directors and Officers	the register of directors and officers referred to in these Bye-laws;

Register of Members	the register of members referred to in these Bye-laws;

Resident Representative	any person appointed to act as resident representative and includes any deputy or assistant resident representative;

Secretary
the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary;

Tentative 9.5% U.S. Member	a U.S. Person that, but for adjustments or restrictions on exercise of the voting power of shares pursuant to Bye-law 20, would be a 9.5% U.S. Member;

Treasury Share	a share of the Company that was or is treated as having been acquired and held by the Company and has been held continuously by the Company since it was so acquired and has not been cancelled; and

U.S. Person
(i) an individual who is a citizen or resident of the United States, (ii) a corporation or partnership that is, as to the United States, a domestic corporation or partnership, (iii) an estate that is subject to United States federal income tax on its income, regardless of its source, (iv) a "U.S. Trust;" a U.S. Trust is any trust (A) if and only if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and (ii) one or more U.S. trustees have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a domestic trust under applicable U.S. Treasury regulations; or (v) any person that is treated as one of the foregoing for U.S. federal income tax purposes.

1.2	In these Bye-laws, where not inconsistent with the context:
(a)                words denoting the plural number include the singular number and vice versa;
(b)               words denoting the masculine gender include the feminine and neuter genders;
(c)                words importing persons include companies, associations or bodies of persons whether corporate or not;
(d)               the words:
(i)                 "may" shall be construed as permissive; and
(ii)               "shall" shall be construed as imperative; and
(e)                unless otherwise provided herein, words or expressions defined in the Act shall bear the same meaning in these Bye-laws.

1.3
In these Bye-laws expressions referring to writing or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.

1.4	Headings used in these Bye-laws are for convenience only and are not to be used or relied upon in the construction hereof.
SHARES
2.                   Power to Issue Shares

2.1
Subject to these Bye-laws and to any resolution of the Members to the contrary, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the Board shall have the power to issue any unissued shares on such terms and conditions as it may determine.

2.2
Without limitation to the provisions of Bye-law 4, subject to the Act, any preference shares may be issued or converted into shares that (at a determinable date or at the option of the Company or the holder) are liable to be redeemed on such terms and in such manner as may be determined by the Board (before the issue or conversion).

2.3
Notwithstanding the foregoing or any other provision of these Bye-laws, the Company may not issue any shares in a manner that the Board determines in its sole discretion may result in a non de minimis adverse tax, legal or regulatory consequence to the Company, or any of its subsidiaries or any direct or indirect holder of shares or its affiliates.

3.                   Power of the Company to Purchase its Shares

3.1	The Company may purchase its own shares for cancellation or acquire them as Treasury Shares in accordance with the Act on such terms as the Board shall think fit.

3.2	The Board may exercise all the powers of the Company to purchase or acquire all or any part of its own shares in accordance with the Act.

3.3
Notwithstanding the foregoing or any other provision of these Bye-laws, any such purchase or acquisition may not be made if the Board determines in its sole discretion that the purchase or acquisition may result in a non de minimis adverse tax, legal or regulatory consequence to the Company, any of its subsidiaries or any direct or indirect holder of shares or its affiliates.

4.                   Rights Attaching to Shares

4.1
Without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the share capital shall consist of at least one class of common shares (the "Common Shares"), the holders of which shall, subject to these Bye-laws:

(a)                be entitled to one vote per share;

(b)               be entitled to such dividends as the Board may from time to time declare;
(c)                in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and
(d)               generally be entitled to enjoy all of the rights attaching to shares.

4.2
The Board is authorised to provide for the creation and issuance of preference shares (the "Preference Shares") in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the terms, including designation, powers, preferences, rights, qualifications, limitations and restrictions of the shares of each such series (and, for the avoidance of doubt, such matters and the issuance of such Preference Shares shall not be deemed to vary the rights attached to the Common Shares or, subject to the terms of any other series of Preference Shares, to vary the rights attached to any other series of Preference Shares).  Notwithstanding the foregoing or any other provision of these Bye-laws, the Company shall not vary or alter the rights attaching to any class of shares if the Board, after taking into account any adjustments to or restrictions on exercise of voting rights under Bye-laws 33-37 (inclusive), determines in its sole discretion that any non de minimis adverse tax, regulatory or legal consequences to the Company, any subsidiary of the Company, or any direct or indirect holders of shares or its affiliates may result from such variation.  The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(a)                the number of shares constituting that series and the distinctive designation of that series;
(b)               the dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of the payment of dividends on shares of that series;
(c)                whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;
(d)               whether that series shall have conversion or exchange privileges (including, without limitation, conversion into Common Shares), and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board shall determine;

(e)
whether or not the shares of that series shall be redeemable or repurchaseable, and, if so, the terms and conditions of such redemption or repurchase, including the manner of selecting shares for redemption or repurchase if less than all shares are to be redeemed or repurchased, the date or dates upon or after which they shall be redeemable or repurchaseable, and the amount per share payable in case of redemption or repurchase, which amount may vary under different conditions and at different redemption or repurchase dates;

(f)	whether that series shall have a sinking fund for the redemption or repurchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g)
the right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional shares (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Company or any subsidiary of any issued shares of the Company;

(h)
the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment in respect of shares of that series; and

(i)	any other relative participating, optional or other special rights, qualifications, limitations or restrictions of that series.

4.3
Any Preference Shares of any series which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorised and unissued Preference Shares of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preference Shares to be created by resolution or resolutions of the Board or as part of any other series of Preference Shares, all subject to the conditions and the restrictions on issuance set forth in the resolution or resolutions adopted by the Board providing for the issue of any series of Preference Shares.

4.4
At the discretion of the Board, whether or not in connection with the issuance and sale of any shares or other securities of the Company, the Company may issue securities, contracts, warrants or other instruments evidencing any shares, option rights, securities having conversion or option rights, or obligations on such terms, conditions and other provisions as are fixed by the Board, including, without limiting the generality of this authority, conditions that preclude or limit any person or persons owning or offering to acquire a specified number or percentage of the issued Common Shares, other shares, option rights, securities having conversion or option rights, or obligations of the Company or transferee of the person or persons from exercising, converting, transferring or receiving the shares, option rights, securities having conversion or option rights, or obligations.

4.5
All the rights attaching to a Treasury Share shall be suspended and shall not be exercised by the Company while it holds such Treasury Share and, except where required by the Act, all Treasury Shares shall be excluded from the calculation of any percentage or fraction of the share capital, or shares, of the Company.

5.                   Calls on Shares

5.1
The Board may make such calls as it thinks fit upon the Members in respect of any moneys (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such Members (and not made payable at fixed times by the terms and conditions of issue) and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment.  The Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

5.2
Any amount which by the terms of allotment of a share becomes payable upon issue or at any fixed date, whether on account of the nominal value of the share or by way of premium, shall for all the purposes of these Bye-laws be deemed to be an amount on which a call has been duly made and payable on the date on which, by the terms of issue, the same becomes payable, and in case of non-payment all the relevant provisions of these Bye-laws as to forfeiture, payment of interest, costs and expenses, forfeiture or otherwise shall apply as if such amount had become payable by virtue of a duly made and notified call.

5.3	The joint holders of a share shall be jointly and severally liable to pay all calls and any interest, costs and expenses in respect thereof.

5.4	The Company may accept from any Member the whole or a part of the amount remaining unpaid on any shares held by him, although no part of that amount has been called up or become payable.

6.                [RESERVED]
7.                   Forfeiture of Shares

7.1
If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward such Member a notice in writing in the form, or as near thereto as circumstances admit, of the following:

Notice of Liability to Forfeiture for Non-Payment of Call
(the "Company")
You have failed to pay the call of [amount of call] made on the [ ] day of [ ], 200[ ], in respect of the [number] share(s) [number in figures] standing in your name in the Register of Members of the Company, on the [ ] day of [ ], 200[ ], the day appointed for payment of such call.  You are hereby notified that unless you pay such call together with interest thereon at the rate of [ ] per annum computed from the said [ ] day of [ ], 200[ ] at the registered office of the Company the share(s) will be liable to be forfeited.
Dated this [ ] day of [ ], 200[ ]

[Signature of Secretary] By Order of the Board

7.2
If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine.

7.3
A Member whose share or shares have been so forfeited shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture, together with all interest due thereon and any costs and expenses incurred by the Company in connection therewith.

7.4
The Board may accept the surrender of any shares which it is in a position to forfeit on such terms and conditions as may be agreed.  Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.

8.                   Share Certificates

8.1	Every Member shall be entitled to a certificate under the common seal of the Company or bearing the signature (or a facsimile thereof) of a Director or Secretary or a person expressly authorized to sign specifying the number and, where appropriate, the class of shares held by such Member and whether the same are fully paid up and, if not, specifying the amount paid on such shares.  The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

8.2	The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so by the person to whom the shares have been allotted.

8.3
If any share certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid, or destroyed the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

8.4	Notwithstanding any provisions of these Bye-laws:
(a)                the Directors shall, subject always to the Act and any other applicable laws and regulations and the facilities and requirements of any relevant system concerned, have power to implement any arrangements they may, in their absolute discretion, think fit in relation to the evidencing of title to and transfer of uncertificated shares and to the extent such arrangements are so implemented, no provision of these Bye-laws shall apply or have effect to the extent that it is in any respect inconsistent with the holding or transfer of shares in uncertificated form; and
(b)               unless otherwise determined by the Directors and as permitted by the Act and any other applicable laws and regulations, no person shall be entitled to receive a certificate in respect of any share for so long as the title to that share is evidenced otherwise than by a certificate and for so long as transfers of that share may be made otherwise than by a written instrument.
9.                Fractional Shares
The Company may issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding-up.

REGISTRATION OF SHARES

10.	Register of Members
10.1          The Board shall cause to be kept in one or more books a Register of Members and shall enter therein the particulars required by the Act.
10.2          The Register of Members shall be open to inspection without charge at the registered office of the Company on every business day, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each business day be allowed for inspection.  The Register of Members may, after notice has been given in accordance with the Act, be closed for any time or times not exceeding in the whole thirty days in each year.

11.	Registered Holder Absolute Owner
The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

12.	Transfer of Registered Shares
12.1          An instrument of transfer shall be in writing in the form of the following, or as near thereto as circumstances admit, or in such other form as the Board may accept:
Transfer of a Share or Shares
(the "Company")
FOR VALUE RECEIVED……………….. [amount], I, [name of transferor] hereby sell, assign and transfer unto [transferee] of [address], [number] shares of the Company.
DATED this [ ] day of [ ], 200[ ]
Signed by:                    In the presence of:
Transferor                        Witness
Transferee                        Witness
12.2          Such instrument of transfer shall be signed by or on behalf of the transferor and transferee, provided that, in the case of a fully paid up share, the Board may accept the instrument signed by or on behalf of the transferor alone.  The transferor shall be deemed to remain the holder of such share until the same has been registered as having been transferred to the transferee in the Register of Members.

12.3          The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer.
12.4          The joint holders of any share may transfer such share to one or more of such joint holders, and the surviving holder or holders of any share previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.
12.5          The Board may in its absolute discretion and without assigning any reason therefor refuse to register the transfer of a share which is not fully paid up.  The Board shall refuse to register a transfer (x) unless all applicable consents, authorisations and permissions of any governmental body or agency in Bermuda have been obtained or (y) if such transfer is not made in accordance with the provisions of Regulation S under the United States Securities Act of 1933, as amended, pursuant to registration under such Securities Act or pursuant to an available exemption from registration under such Securities Act.  The Board may decline to approve or register or permit the registration of any transfer of shares if it appears to the Board that any non de minimis adverse tax, regulatory or legal consequences to the Company, any subsidiary of the Company, or any direct or indirect holder of shares or its affiliates would result from such transfer.  If the Board refuses to register a transfer of any share the Secretary shall, within three months after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.
12.6          Notwithstanding anything to the contrary in these Bye-laws, shares that are listed or admitted to trading on an appointed stock exchange may be transferred in accordance with the rules and regulations of such exchange.
12.7          The registration of transfers may be suspended at such time and for such periods as the Directors may from time to time determine; provided that such registration shall not be suspended for more than forty five days in any period of three hundred and sixty five (365) consecutive days.
12.8         Shares may be transferred without a written instrument if transferred by an appointed agent or otherwise in accordance with the Act.

13.	Transmission of Registered Shares
13.1          In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Member's interest in the shares.  Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other persons.  Subject to the Act, for the purpose of this Bye-law, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may, in its absolute discretion, decide as being properly authorised to deal with the shares of a deceased Member.
13.2          Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in writing in the form, or as near thereto as circumstances admit, of the following:
Transfer by a Person Becoming Entitled on Death/Bankruptcy of a Member
(the "Company")
I/We, having become entitled in consequence of the [death/bankruptcy] of [name and address of deceased/bankrupt Member] to [number] share(s) standing in the Register of Members of the Company in the name of the said [name of deceased/bankrupt Member] instead of being registered myself/ourselves, elect to have [name of transferee] (the "Transferee") registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee, his or her executors, administrators and assigns, subject to the conditions on which the same were held at the time of the execution hereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

DATED this [ ] day of [ ], 200[ ]
Signed by:                        In the presence of:
Transferor                        Witness
Transferee                         Witness

13.3          On the presentation of the foregoing materials to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member.  Notwithstanding the foregoing, the Board shall, in any case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member's death or bankruptcy, as the case may be.
13.4          Where two or more persons are registered as joint holders of a share or shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to such share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.
ALTERATION OF SHARE CAPITAL

14.	Power to Alter Capital
14.1          The Company may if authorised by resolution of the Members increase, divide, consolidate, subdivide, change the currency denomination of, diminish or otherwise alter or reduce its share capital in any manner permitted by the Act.  Notwithstanding the foregoing or any other provision of these Bye-laws, the Company shall not vary or alter the rights attaching to any class of shares if the Board, after taking into account any adjustments to or restrictions on exercise of voting rights under Bye-laws 33-37 (inclusive), determines in its sole discretion that any non de minimis adverse tax, regulatory or legal consequences to the Company, any subsidiary of the Company, or any direct or indirect holders of shares or its affiliates may result from such variation.
14.2          Where, on any alteration or reduction of share capital, fractions of shares or some other difficulty would arise, the Board may deal with or resolve the same in such manner as it thinks fit.

15.	Variation of Rights Attaching to Shares
15.1          If, at any time, the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of at least a majority of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class at which meeting the necessary quorum shall be two persons at least holding or representing by proxy one-third of the issued shares of the class.  The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

15.2          Notwithstanding the foregoing or any other provision of these Bye-laws, the Company shall not vary or alter the rights attaching to any class of shares if the Board, after taking into account any adjustments to or restrictions on exercise of voting rights under Bye-laws 33 and 34 (inclusive), determines in its sole discretion that any non de minimis adverse tax, regulatory or legal consequences to the Company, any subsidiary of the Company, or any direct or indirect holders of shares or its Affiliates may result from such variation.
DIVIDENDS AND CAPITALISATION

16.	Dividends
16.1          The Board may, subject to these Bye-laws and in accordance with the Act, declare a dividend to be paid to the Members, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets. No unpaid dividend shall bear interest as against the Company.
16.2          The Board may fix any date as the record date for determining the Members entitled to receive any dividend.
16.3          The Company may pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others.
16.4          The Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company.  No unpaid distribution shall bear interest as against the Company.

17.	Power to Set Aside Profits
The Board may, before declaring a dividend, set aside out of the surplus or profits of the Company, such amount as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends or for any other purpose.

18.	Method of Payment
18.1          Any dividend or other moneys payable in respect of a share may be paid by cheque or warrant sent through the post directed to the address of the Member in the Register of Members (in the case of joint Members, the senior joint holder, seniority being determined by the order in which the names stand in the Register of Members), or by direct transfer to such bank account as such Member may direct.  Every such cheque shall be made payable to the order of the person to whom it is sent or to such persons as the Member may direct, and payment of the cheque or warrant shall be a good discharge to the Company.  Every such cheque or warrant shall be sent at the risk of the person entitled to the money represented thereby. If two or more persons are registered as joint holders of any shares any one of them can give an effectual receipt for any dividend paid in respect of such shares.
18.2          The Board may deduct from the dividends or distributions payable to any Member all moneys due from such Member to the Company on account of calls or otherwise.
18.3          Any dividend and or other moneys payable in respect of a share which has remained unclaimed for 7 years from the date when it became due for payment shall, if the Board so resolves, be forfeited and cease to remain owing by the Company.  The payment of any unclaimed dividend or other moneys payable in respect of a share may (but need not) be paid by the Company into an account separate from the Company's own account.  Such payment shall not constitute the Company a trustee in respect thereof.
18.4          The Company shall be entitled to cease sending dividend cheques and warrants by post or otherwise to a Member if those instruments have been returned undelivered to, or left uncashed by, that Member on at least two consecutive occasions, or, following one such occasion, reasonable enquiries have failed to establish the Member's new address.  The entitlement conferred on the Company by this Bye-law 18.4 in respect of any Member shall cease if the Member claims a dividend or cashes a dividend cheque or warrant.

19.	Capitalisation
19.1          The Board may capitalise any amount for the time being standing to the credit of any of the Company's share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such amount in paying up unissued shares to be allotted as fully paid up bonus shares pro-rata (except in connection with the conversion of shares of one class to shares of another class) to the Members.
19.2          The Board may capitalise any amount for the time being standing to the credit of a reserve account or amounts otherwise available for dividend or distribution by applying such amounts in paying up in full, partly or nil paid up shares of those Members who would have been entitled to such amounts if they were distributed by way of dividend or distribution.

MEETINGS OF MEMBERS

20.	Annual General Meetings
The annual general meeting of the Company shall be held in each year (other than the year of incorporation) at such time and place as the President or the Chairman (if any) or the Board shall appoint.

21.	Special General Meetings
The President or the Chairman (if any) or the Board may convene a special general meeting whenever in their judgment such a meeting is necessary.

22.	Requisitioned General Meetings
The Board shall, on the requisition of Members holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings, forthwith proceed to convene a special general meeting and the provisions of the Act shall apply.

23.	Notice
23.1          At least 21 days' notice of an annual general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held, that the election of Directors will take place thereat, and as far as practicable, the other business to be conducted at the meeting.
23.2          At least 21 days' notice of a special general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, time, place and the general nature of the business to be considered at the meeting.
23.3          The Board may fix any date as the record date for determining the Members entitled to receive notice of and to vote at any general meeting.
23.4          A general meeting shall, notwithstanding that it is called on shorter notice than that specified in these Bye-laws, be deemed to have been properly called if it is so agreed by (i) all the Members entitled to attend and vote thereat in the case of an annual general meeting; and (ii) by a majority in number of the Members having the right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the shares giving a right to attend and vote thereat in the case of a special general meeting.

23.5          The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

24.	Giving Notice and Access
24.1          A notice may be given by the Company to a Member:
(a)     by delivering it to such Member in person; or

(b)	by sending it by letter mail or courier to such Member's address in the Register of Members; or

(c)
by transmitting it by electronic means (including facsimile and electronic mail, but not telephone) in accordance with such directions as may be given by such Member to the Company for such purpose; or

(d)	in accordance with Bye-law 24.4.
24.2          Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.
24.3          Any notice (save for one delivered in accordance with Bye-law 24.4) shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier or transmitted by electronic means.
24.4          Where a Member indicates his consent (in a form and manner satisfactory to the Board) to receive information or documents by accessing them on a website rather than by other means, or receipt in this manner is otherwise permitted by the Act,  the Board may deliver such information or documents by notifying the Member of their availability and including therein the address of the website, the place on the website where the information or document may be found, and instructions as to how the information or document may be accessed on the website.
24.5          In the case of information or documents delivered in accordance with Bye-law 24.4, service shall be deemed to have occurred when (i) the Member is notified in accordance with that Bye-law; and (ii) the information or document is published on the website.

25.	Postponement or Cancellation of General Meeting
The Chairman or the President may, and the Secretary on instruction from the Chairman or the President shall, postpone or cancel any general meeting called in accordance with these Bye-laws (other than a meeting requisitioned under these Bye-laws) provided that notice of postponement or cancellation is given to each Member before the time for such meeting.  Fresh notice of the date, time and place for the postponed or cancelled meeting shall be given to the Members in accordance with these Bye-laws.

26.	Electronic Participation and Security at General Meetings
26.1          Members may participate in any general meeting by such telephonic, electronic or other communications facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.
26.2          The Board may, and at any general meeting, the chairman of such meeting may make any arrangement and impose any requirement or restriction it or he considers appropriate to ensure the security of a general meeting including, without limitation, requirements for evidence of identity to be produced by those attending the meeting, the searching of their personal property and the restriction of items that may be taken into the meeting place.  The Board and, at any general meeting, the chairman of such meeting are entitled to refuse entry to a person who refuses to comply with any such arrangements, requirements or restrictions.

27.	Quorum at General Meetings
27.1          At any general meeting two or more persons present in person at the start of the meeting and representing in person or by proxy in excess of 50% of the total issued voting shares in the Company shall form a quorum for the transaction of business.
27.2          If within half an hour from the time appointed for the meeting a quorum is not present, then, in the case of a meeting convened on a requisition, the meeting shall be deemed cancelled and, in any other case, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Secretary may determine. Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Bye-laws.

28.	Chairman to Preside at General Meetings
Unless otherwise agreed by a majority of those attending and entitled to vote thereat, the Chairman, if there be one, and if not the President, if there be one, shall act as chairman at all general meetings at which such person is present.  In their absence, a chairman shall be appointed or elected by those present at the meeting and entitled to vote.

29.	Voting on Resolutions
29.1          Subject to the Act and these Bye-laws, any question proposed for the consideration of the Members at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with these Bye-laws and in the case of an equality of votes the resolution shall fail.
29.2          At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to these Bye-laws and any rights or restrictions for the time being lawfully attached to any class of shares, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote for each voting share (subject to any adjustments or eliminations of voting power of any shares pursuant to Bye-laws 33 and 34) of which such person is the holder or for which such person holds a proxy and such votes shall be counted in the manner set out in Bye-law 30.4.
29.3          In the event that a Member participates in a general meeting by telephone, electronic or other communications facilities or means, the chairman of the meeting shall direct the manner in which such Member may cast his vote on a show of hands.
29.4          At any general meeting if an amendment is proposed to any resolution under consideration and the chairman of the meeting rules on whether or not the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.
29.5          At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to these Bye-laws, be conclusive evidence of that fact.

30.	Power to Demand a Vote on a Poll
30.1          Notwithstanding the foregoing, a poll may be demanded by any of the following persons:
(a)                the chairman of such meeting; or
(b)               at least three Members present in person or represented by proxy; or
(c)                any Member or Members present in person or represented by proxy and holding between them not less than one-tenth of the total voting rights of all the Members having the right to vote at such meeting; or
(d)               any Member or Members present in person or represented by proxy holding shares in the Company conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total amount paid up on all such shares conferring such right.
30.2          Where a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares, every person present at such meeting shall have one vote for each share of which such person is the holder or for which such person holds a proxy (subject to any adjustments or eliminations of voting power of any shares pursuant to Bye-laws 33 and 34) and such vote shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Members are present by telephone, electronic or other communications facilities or means, in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands.  A person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.
30.3          A poll demanded for the purpose of electing a chairman of the meeting or on a question of adjournment shall be taken forthwith.  A poll demanded on any other question shall be taken at such time and in such manner during such meeting as the chairman (or acting chairman) of the meeting may direct.  Any business other than that upon which a poll has been demanded may be conducted pending the taking of the poll.
30.4          Where a vote is taken by poll, each person physically present and entitled to vote shall be furnished with a ballot paper on which such person shall record his vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken.  Each ballot paper shall be signed or initialled or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. Each person present by telephone, electronic or other communications facilities or means shall cast his vote in such manner as the chairman shall direct. At the conclusion of the poll, the ballot papers and votes cast in accordance with such directions shall be examined and counted by a committee of not less than two Members or proxy holders appointed by the chairman of the meeting for the purpose.  The result of the poll shall be declared by the chairman of the meeting.

31.	Voting by Joint Holders of Shares
In the case of joint holders, the vote of the senior who tenders a vote (whether in person or by proxy) shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.
32.    Votes of Members – General
Subject to the provisions of Bye-laws 33 and 34 below, and subject to any rights and restrictions for the time being attached to any class or classes or series of shares, every Member shall have one vote for each share carrying the right to vote on the matter in question of which he is the holder. Notwithstanding any other provisions of these Bye-laws, all determinations in these Bye-laws that are made by or subject to a vote or approval of Members shall be based upon the voting power of such Members’ shares as determined pursuant to Bye-laws 33 and 34.
33.    Adjustment of Voting Power
33.1    The voting power of all shares is hereby adjusted (and shall be automatically adjusted in the future) to the extent necessary so that there is no 9.5% U.S. Member.  The Board shall implement the foregoing in the manner provided herein, provided however, that the foregoing provision and the remainder of this Bye-law 33 shall not apply in the event that one Member owns greater than 75% of the voting power of the issued shares of the Company determined without applying the voting power adjustments or eliminations under Bye-law 33.
33.2    The Board shall from time to time, including prior to any time at which a vote of Members is taken, take all reasonable steps necessary to ascertain, through communications with Members or otherwise, whether there exists, or will exist at the time any vote of Members is taken, a Tentative 9.5% U.S. Member.
33.3    In the event that a Tentative 9.5% U.S. Member exists, the aggregate votes conferred by shares held by a Member and treated as Controlled Shares of that Tentative 9.5% U.S. Member shall be reduced to the extent necessary such that the Controlled Shares of the Tentative 9.5% U.S. Member will constitute less than 9.5% of the voting power of all issued and outstanding shares.  In applying the previous sentence where shares held by more than one Member are treated as Controlled Shares of such Tentative 9.5% U.S. Member, the reduction in votes shall apply to such Members in descending order according to their respective Attribution Percentages, provided that, in the event of a tie, the reduction shall apply pro rata to such Members.  The votes of Members owning no shares treated as Controlled Shares of any Tentative 9.5% U.S. Member shall, in the aggregate, be increased by the same number of votes subject to reduction as described above provided however that no shares shall be conferred votes to the extent that doing so will cause any person to be treated as a 9.5% U.S. Member.  Such increase shall be apportioned to all such Members in proportion to their voting power at that time, provided that such increase shall be limited to the extent necessary to avoid causing any person to be a 9.5% U.S. Member.  The adjustments of voting power described in this Bye-law shall apply repeatedly until there is no 9.5% U.S. Member.  The Board of Directors may deviate from any of the principles described in this Bye-law and determine that shares held by a Member shall carry different voting rights as it determines appropriate (1) to avoid the existence of any 9.5% U.S. Member or (2) to avoid adverse tax, legal or regulatory consequences to the Company, any subsidiary of the Company, or any direct or indirect holder of shares or its affiliates.  For the avoidance of doubt, in applying the provisions of Bye-laws 33 and 34, a share may carry a fraction of a vote.
34.    Other Adjustments of Voting Power
In addition to the provisions of Bye-law 33, any shares shall not carry any right to vote to the extent that the Board of Directors determines that it is necessary that such shares should not carry the right to vote in order to avoid adverse tax, legal or regulatory consequences to the Company, any subsidiary of the Company, or any other direct or indirect holder of shares or its affiliates, provided that no adjustment pursuant to this sentence shall cause any person to become a 9.5% U.S. Member.
35.    Notice
In the event that Bye-law 33 applies to reduce the voting power of the Controlled Shares of any Tentative 9.5% U.S. Member or the Board otherwise adjusts the voting power of any shares pursuant to Bye-law 33 or 34, the Board shall promptly notify each Member in writing of the voting power conferred by its shares as determined in accordance with Bye-laws 33 and 34 after the analysis with respect to any adjustment is completed. Prior to the meeting on which Members shall vote on any matter (or prior to any vote in the case of notification to Members specified in item (3) of this Bye-law 35), the Board may, in its sole discretion, (1) retain the services of an internationally recognized accounting firm or organization with comparable professional capabilities in order to assist the Company in applying the principles of Bye-laws 33 and 34 and (2) obtain from such firm or organization a statement describing the information obtained and procedures followed and setting forth the determinations made with respect to Bye-laws 33 and 34.  For the avoidance of doubt, any failure by the Board to take any of the actions described in this Bye-law 35 shall not invalidate any votes cast or the proceedings at the meeting.
36.    Board Determination Binding
Any determination by the Board as to any adjustments or eliminations of voting power of any shares made pursuant to Bye-laws 33 and 34 shall be final and binding and any vote taken based on such determination shall not be capable of being challenged solely on the basis of such determination.
37.    Requirement to Provide Information and Notice
37.1    The Board shall have the authority to request from any direct or indirect holder of shares, and such holder of shares shall provide, such information as the Board may reasonably request for the purpose of determining whether any holder’s voting rights are to be adjusted.  If such holder fails to respond to such a request, or submits incomplete or inaccurate information in response to such a request, the Board may determine in its sole discretion that such holder’s shares shall carry no voting rights in which case such holder shall not exercise any voting rights in respect of such shares until otherwise determined by the Board.
37.2    Any direct or indirect holder of shares shall give notice to the Company within ten days following the date that such holder acquires actual knowledge that it is the direct or indirect holder of Controlled Shares of 9.5% or more of the voting power of all issued shares of the Company (without giving effect to voting power adjustments or eliminations under Bye-law 33).
37.3    Notwithstanding the foregoing, no Member shall be liable to any other Member or the Company for any losses or damages resulting from such Member’s failure to respond to, or submission of incomplete or inaccurate information in response to, a request under Bye-law 37.1 or from such Member’s failure to give notice under Bye-law 37.2.
37.4    Any information provided by any Member to the Company pursuant to this Bye-law 37 or for purposes of making the analysis required by Bye-laws 33 and 34, shall be deemed “confidential information” (the “Confidential Information”) and shall be used by the Company solely for the purposes contemplated by such Bye-law (except as may be required otherwise by applicable law or regulation). The Company shall hold such Confidential Information in strict confidence and shall not disclose any Confidential Information that it receives, except (i) to the U.S. Internal Revenue Service (the “Service”) if and to the extent the Confidential

Information is required by the Service, (ii) to any outside legal counsel or accounting firm engaged by the Company to make determinations regarding the relevant Bye-law or (iii) as otherwise required by applicable law or regulation.
37.5    For the avoidance of doubt, the Company shall be permitted to disclose to the Members and others the relative voting percentages of all Members after application of Bye-law 33.  At the written request of a Member, the Confidential Information of such Member shall be destroyed or returned to such Member after the later to occur of (i) such Member no longer being a Member or (ii) the last day of the seventh year after the year during which the confidential information was obtained by the Company, provided, that the Board may determine that such confidential information should instead be retained for a longer period in order to avoid adverse tax, legal or regulatory consequences to the Company, any of its subsidiaries or any direct or indirect holder of shares.
38.    Instrument of Proxy

38.1	A Member may appoint a proxy by (a) an instrument appointing a proxy in writing in substantially the following form or such other form as the Board may determine from time to time:
Proxy
(the "Company")
I/We, [insert names here], being a Member of the Company with [number] shares, HEREBY APPOINT [name] of [address] or failing him, [name] of [address] to be my/our proxy to vote for me/us at the meeting of the Members to be held on the [ ] day of [ ], 200[ ] and at any adjournment thereof.  (Any restrictions on voting to be inserted here.)
Signed this [ ] day of [ ], 200[ ]

Member(s)
or (b) such telephonic, electronic or other means as may be approved by the Board from time to time.

38.2
The appointment of a proxy must be received by the Company at the registered office or at such other place or in such manner as is specified in the notice convening the meeting or in any instrument of proxy sent out by the Company in relation to the meeting at which the person named in the appointment proposes to vote, and an appointment of proxy which is not received in the manner so permitted shall be invalid.

38.3	A Member who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf in respect of different shares.

38.4	The decision of the chairman of any general meeting as to the validity of any appointment of a proxy shall be final.
39.    Representation of Corporate Member

39.1
A corporation which is a Member may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Member, and that Member shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

39.2
Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Member.

40.    Adjournment of General Meeting

40.1
The chairman of any general meeting at which a quorum is present may with the consent of Members holding a majority of the voting rights of those Members present in person or by proxy (and shall if so directed by Members holding a majority of the voting rights of those Members present in person or by proxy), adjourn the meeting.

40.2	In addition, the chairman may adjourn the meeting to another time and place without such consent or direction if it appears to him that:
(a)                it is likely to be impracticable to hold or continue that meeting because of the number of Members wishing to attend who are not present; or
(b)               the unruly conduct of persons attending the meeting prevents, or is likely to prevent, the orderly continuation of the business of the meeting; or
(c)                an adjournment is otherwise necessary so that the business of the meeting may be properly conducted.

40.3
Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Bye-laws.

41.    Written Resolutions

41.1
Subject to these Bye-laws anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Members may, without a meeting be done by written resolution in accordance with this Bye-law, PROVIDED THAT (a) if the Board determines that the signature of the last Member to sign must be affixed outside the United States, any such resolution shall be valid only if such resolution complies with the Board determination and (b) the resolution shall be void if the Board reasonably determines, based on the advice of counsel, that the use of a resolution in writing would result in a non-de minimis adverse tax, regulatory or legal consequence to the Company, any subsidiary of the Company or any direct or indirect holder of shares.

41.2
Notice of a written resolution shall be given, and a copy of the resolution shall be circulated to all Members who would be entitled to attend a meeting and vote thereon.  The accidental omission to give notice to, or the non-receipt of a notice by, any Member does not invalidate the passing of a resolution.

41.3
A written resolution is passed when it is signed by, or in the case of a Member that is a corporation on behalf of, the Members who at the date that the notice is given represent such majority of votes as would be required if the resolution was voted on at a meeting of Members at which all Members entitled to attend and vote thereat were present and voting.

41.4    A resolution in writing may be signed by any number of counterparts.

41.5
A resolution in writing made in accordance with this Bye-law is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be and any reference in any Bye-law to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

41.6	A resolution in writing made in accordance with this Bye-law shall constitute minutes for the purposes of the Act.
41.7    This Bye-law shall not apply to:

(a)	a resolution passed to remove an Auditor from office before the expiration of his term of office; or

(b)	a resolution passed for the purpose of removing a Director before the expiration of his term of office.

41.8
For the purposes of this Bye-law, the effective date of the resolution is the date when the resolution is signed by, or in the case of a Member that is a corporation whether or not a company within the meaning of the Act, on behalf of, the last Member whose signature results in the necessary voting majority being achieved and any reference in any Bye-law to the date of passing of a resolution is, in relation to a resolution made in accordance with this Bye-law, a reference to such date.

42.    Directors Attendance at General Meetings
The Directors shall be entitled to receive notice of, attend and be heard at any general meeting.
CERTAIN SUBSIDIARIES
43.    Voting of Subsidiary Shares
Notwithstanding any other provision of these Bye-laws to the contrary, if the Company is required or entitled to vote at a general meeting of any direct non-U.S. subsidiary of the Company, the Board shall refer the subject matter of the vote to the Members of the Company on a poll (subject to Bye-laws 33 and 34) and seek authority from the Members for the Company’s corporate representative or proxy to vote in favour of the resolution proposed by the subsidiary PROVIDED THAT this Bye-law shall apply only in the event that the voting rights of any shares of the Company are, at the relevant time, subject to adjustment pursuant to Bye-laws 33 and 34.  The Board shall cause the Company’s corporate representative or proxy to vote the Company’s shares in the subsidiary pro rata to the votes received at the general meeting of the Company, with votes for or against the directing resolution being taken, respectively, as an instruction for the Company’s corporate representative or proxy to vote the appropriate proportion of its shares for and the appropriate proportion of its shares against the resolution proposed by the subsidiary.  The Board shall have authority to resolve any ambiguity.
44.    Bye-law or Articles of Association of Certain Subsidiaries
The Board in its discretion shall require that the Bye-law or Articles of Association or similar organizational documents of each subsidiary of the Company, organized under the laws of a jurisdiction outside the United States of America, other than any non-U.S. subsidiary that is a direct or indirect subsidiary of a U.S. Person, shall contain provisions substantially similar to Bye-law 43 and 44.  The Company shall enter into agreements, as and when determined by the Board, with each such subsidiary, only if and to the extent reasonably necessary and permitted under applicable law, to effectuate or implement this Bye-law.

DIRECTORS AND OFFICERS
45.    Election of Directors

45.1
The Board shall consist of such number of Directors being not less than three (3) Directors and not more than such maximum number of Directors, not exceeding eleven (11) Directors, as the Board may from time to time determine.

45.2
Only persons who are proposed or nominated in accordance with this Bye-law shall be eligible for election as Directors.  Any Member or the Board may propose any person for election as a Director.  Where any person, other than a Director retiring at the meeting or a person proposed for re-election or election as a Director by the Board, is to be proposed for election as a Director, notice must be given to the Company of the intention to propose him and of his willingness to serve as a Director.  Where a Director is to be elected:

(a)
at an annual general meeting, such notice must be given not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting prior to the giving of the notice or, in the event the annual general meeting is called for a date that is not 30 days before or after such anniversary the notice must be given not later than 10 days following the earlier of the date on which notice of the annual general meeting was posted to Members or the date on which public disclosure of the date of the annual general meeting was made; and

(b)
at a special general meeting, such notice must be given not later than 10 days following the earlier of the date on which notice of the special general meeting was posted to Members or the date on which public disclosure of the date of the special general meeting was made.

45.3
Where the number of persons validly proposed for re-election or election as a Director is greater than the number of Directors to be elected, the persons receiving the most votes (up to the number of Directors to be elected) shall be elected as Directors, and an absolute majority of the votes cast shall not be a prerequisite to the election of such Directors.

45.4	At any general meeting the Members may authorise the Board to fill any vacancy in their number left unfilled at a general meeting.

46.    Intentionally Omitted
47.    Term of Office of Directors
Directors shall hold office for such term as the Members may determine or, in the absence of such determination, until the next annual general meeting or until their successors are elected or appointed or their office is otherwise vacated.
48.    Alternate Directors

48.1	At any general meeting, the Members may elect a person or persons to act as a Director in the alternative to any one or more Directors or may authorise the Board to appoint such Alternate Directors.

48.2
Unless the Members otherwise resolve, any Director may appoint a person or persons to act as a Director in the alternative to himself by notice deposited with the Secretary.  Any person so elected or appointed shall have all the rights and powers of the Director or Directors for whom such person is appointed in the alternative provided that such person shall not be counted more than once in determining whether or not a quorum is present.

48.3
An Alternate Director shall be entitled to receive notice of all meetings of the Board and to attend and vote at any such meeting at which a Director for whom such Alternate Director was appointed in the alternative is not personally present and generally to perform at such meeting all the functions of such Director for whom such Alternate Director was appointed.

48.4
An Alternate Director shall cease to be such if the Director for whom he was appointed to act as a Director in the alternative ceases for any reason to be a Director, but he may be re-appointed by the Board as an alternate to the person appointed to fill the vacancy in accordance with these Bye-laws.

49.    Removal of Directors

49.1
Subject to any provision to the contrary in these Bye-laws, the Members entitled to vote for the election of Directors may, at any special general meeting convened and held in accordance with these Bye-laws, remove a Director, only with cause, provided that the notice of any such meeting convened for the purpose of removing a Director shall contain a statement of the intention so to do and be served on such Director not less than 14 days before the meeting and at such meeting the Director shall be entitled to be heard on the motion for such Director's removal.

49.2
If a Director is removed from the Board under the provisions of this Bye-law the Members may fill the vacancy at the meeting at which such Director is removed and a Director so appointed shall hold office in the same class of Directors as the removed Director held until the next annual general meeting or until such Director’s office is otherwise vacated.  In the absence of such election or appointment, the Board may fill the vacancy.

49.3
For the purpose of Bye-law 49.1, “cause” shall mean a conviction for a criminal offence involving dishonesty or engaging in conduct which brings the Director or the Company into disrepute and which results in material financial detriment to the Company.

50.    Vacancy in the Office of Director
50.1    The office of Director shall be vacated if the Director:

(a)	is removed from office pursuant to these Bye-laws or is prohibited from being a Director by law;

(b)	is or becomes bankrupt, or makes any arrangement or composition with his creditors generally;
(c)    is or becomes of unsound mind or dies; or
(d)               resigns his office by notice to the Company.

50.2
The Members in general meeting or the Board shall have the power to appoint any person as a Director to fill a vacancy on the Board occurring as a result of the death, disability, disqualification or resignation of any Director or as a result of an increase in the size of the Board and to appoint an Alternate Director to any Director so appointed.

51.    Remuneration of Directors
The remuneration (if any) of the Directors shall be determined by the Company in general meeting and shall be deemed to accrue from day to day.  The Directors may also be paid all travel, hotel and other expenses properly incurred by them in attending and returning from the meetings of the Board, any committee appointed by the Board, general meetings, or in connection with the business of the Company or their duties as Directors generally.
52.    Defect in Appointment
All acts done in good faith by the Board, any Director, a member of a committee appointed by the Board, any person to whom the Board may have delegated any of its powers shall, or any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that he was, or any of them were, disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director or act in the relevant capacity.
53.    Directors to Manage Business

53.1
The business of the Company shall be managed and conducted by the Board.  In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by the Act or by these Bye-laws, required to be exercised by the Company in general meeting.

53.2	Subject to these Bye-laws, the Board may delegate to any company, firm, person, or body of persons any power of the Board (including the power to sub-delegate).
54.    Powers of the Board of Directors
The Board may:

(a)	appoint, suspend, or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties;

(b)
exercise all the powers of the Company to borrow money and to mortgage or charge or otherwise grant a security interest in its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party;

(c)
appoint one or more Directors to the office of managing director or chief executive officer of the Company, who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company;

(d)
appoint a person to act as manager of the Company's day-to-day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business;

(e)                by power of attorney, appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney;
(f)                procure that the Company pays all expenses incurred in promoting and incorporating the Company and listing the shares of the Company;
(g)               delegate any of its powers (including the power to sub-delegate) to a committee appointed by the Board which may consist partly or entirely of non-Directors, provided that every such committee shall conform to such directions as the Board shall impose on them and provided further that the meetings and proceedings of any such committee shall be governed by these Bye-laws regulating the meetings and proceedings of the Board, so far as the same are applicable and are not superseded by directions imposed by the Board;
(h)               delegate any of its powers (including the power to sub-delegate) to any person on such terms and in such manner as the Board may see fit;
(i)                 present any petition and make any application in connection with the liquidation or reorganisation of the Company;
(j)                 in connection with the issue of any share, pay such commission and brokerage as may be permitted by law; and
(k)               authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any deed, agreement, document or instrument on behalf of the Company.
55.    Register of Directors and Officers
The Board shall cause to be kept in one or more books at the registered office of the Company a Register of Directors and Officers and shall enter therein the particulars required by the Act.
56.    Appointment of Officers
The Board may appoint such officers (who may or may not be Directors) as the Board may determine.
57.    Appointment of Secretary
The Secretary shall be appointed by the Board from time to time.
58.    Duties of Officers
The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time.

59.    Remuneration of Officers
The Officers shall receive such remuneration as the Board may determine.
60.    Conflicts of Interest

60.1
Any Director, or any Director's firm, partner or any company with whom any Director is associated, may act in any capacity for, be employed by or render services to the Company and such Director or such Director's firm, partner or company shall be entitled to remuneration as if such Director were not a Director.  Nothing herein contained shall authorise a Director or Director's firm, partner or company to act as Auditor to the Company.

60.2	A Director who is directly or indirectly interested in a contract or proposed contract or arrangement with the Company shall declare the nature of such interest as required by the Act.

60.3
Following a declaration being made pursuant to this Bye-law, and unless disqualified by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum for such meeting.

61.    Indemnification and Exculpation of Directors and Officers

61.1
The Directors, Secretary and other Officers (such term to include any person appointed to any committee by the Board) for the time being acting in relation to any of the affairs of the Company, any subsidiary thereof, and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of the Company or any subsidiary thereof, and every one of them, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, PROVIDED THAT this indemnity shall not extend to any matter in respect of any fraud or dishonesty (as determined in a final judgment or decree not subject to appeal) on the part of any of the said persons.  Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company or any subsidiary thereof, PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such Director or Officer.

61.2
The Company may purchase and maintain insurance for the benefit of any Director or Officer against any liability incurred by him under the Act in his capacity as a Director or Officer or indemnifying such Director or Officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the Director or Officer may be guilty in relation to the Company or any subsidiary thereof.

61.3
The Company may advance moneys to an Officer, Director or auditor for the costs, charges and expenses incurred by the Officer, Director or auditor in defending any civil or criminal proceedings against them, on condition that the Officer, Director or auditor shall repay the advance if any allegation of fraud or dishonesty is proved against him.

MEETINGS OF THE BOARD OF DIRECTORS
62.    Board Meetings
The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit.  Subject to these Bye-laws, a resolution put to the vote at a meeting of the Board shall be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes the resolution shall fail.
63.    Notice of Board Meetings
A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Board.  Notice of a meeting of the Board shall be deemed to be duly given to a Director if it is given to such Director verbally (including in person or by telephone) or otherwise communicated or sent to such Director by post, electronic means or other mode of representing words in a visible form at such Director's last known address or in accordance with any other instructions given by such Director to the Company for this purpose.

64.    Electronic Participation in Meetings
Directors may participate in any meeting by such telephonic, electronic or other communications facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.
65.    Quorum at Board Meetings
The quorum necessary for the transaction of business at a meeting of the Board shall be two Directors.
66.    Board to Continue in the Event of Vacancy
The Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by these Bye-laws as the quorum necessary for the transaction of business at meetings of the Board, the continuing Directors or Director may act for the purpose of (i) summoning a general meeting; or (ii) preserving the assets of the Company.
67.    Chairman to Preside
Unless otherwise agreed by a majority of the Directors attending, the Chairman, if there be one, and if not, the President, if there be one, shall act as chairman at all meetings of the Board at which such person is present.  In their absence a chairman shall be appointed or elected by the Directors present at the meeting.
68.    Written Resolutions
A resolution signed by all the Directors, which may be in counterparts, shall be as valid as if it had been passed at a meeting of the Board duly called and constituted, such resolution to be effective on the date on which the last Director signs the resolution, PROVIDED THAT (a) if the Board determines that the signature of the last Director to sign must be affixed outside the United States, any such resolution shall be valid only if such resolution complies with the Board determination and (b) the Board shall not act by written resolution if the Board reasonably determines, based on the advice of counsel, that the use of a resolution in writing would result in a non-de minimis adverse tax, regulatory or legal consequence to the Company, any subsidiary of the Company or any direct or indirect holder of shares.  For the purposes of this Bye-law only, "the Directors" shall not include an Alternate Director.

69.    Validity of Prior Acts of the Board
No regulation or alteration to these Bye-laws made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.
CORPORATE RECORDS
70.    Minutes
The Board shall cause minutes to be duly entered in books provided for the purpose:
(a)                of all elections and appointments of Officers;
(b)               of the names of the Directors present at each meeting of the Board and of any committee appointed by the Board; and
(c)                of all resolutions and proceedings of general meetings of the Members, meetings of the Board, and meetings of committees appointed by the Board.
71.    Place Where Corporate Records Kept
Minutes prepared in accordance with the Act and these Bye-laws shall be kept by the Secretary at the registered office of the Company.
72.    Form and Use of Seal

72.1	The Company may adopt a seal in such form as the Board may determine. The Board may adopt one or more duplicate seals for use in or outside Bermuda.

72.2
A seal may, but need not be affixed to any deed, instrument, share certificate or document, and if the seal is to be affixed thereto, it shall be attested by the signature of (i) any Director; or (ii) any Officer; or (iii) the Secretary; or (iv) any person authorized by the Board for that purpose.

72.3	A Resident Representative may, but need not, affix the seal of the Company to certify the authenticity of any copies of documents.
ACCOUNTS
73.    Books of Account

73.1	The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;
(b)    all sales and purchases of goods by the Company; and
(c)    all assets and liabilities of the Company.

73.2
Such records of account shall be kept at the registered office of the Company, or subject to the Act, at such other place as the Board thinks fit and shall be available for inspection by the Directors during normal business hours.

74.    Financial Year End
The financial year end of the Company may be determined by resolution of the Board and failing such resolution shall be 31st December in each year.

AUDITS
75.    Annual Audit
Subject to any rights to waive laying of accounts or appointment of an Auditor pursuant to the Act, the accounts of the Company shall be audited at least once in every year.
76.    Appointment of Auditor

76.1
Subject to the Act, at the annual general meeting or at a subsequent special general meeting in each year, an independent representative of the Members shall be appointed by them as Auditor of the accounts of the Company.

76.2	The Auditor may be a Member but no Director, Officer or employee of the Company shall, during his continuance in office, be eligible to act as an Auditor of the Company.
77.    Remuneration of Auditor
The remuneration of the Auditor shall be fixed by the Company in general meeting or in such manner as the Members may determine. In the case of an Auditor appointed pursuant to Bye-law 82, the remuneration of the Auditor shall be fixed by the Board.
78.    Duties of Auditor

78.1
The financial statements provided for by these Bye-laws shall be audited by the Auditor in accordance with generally accepted auditing standards.  The Auditor shall make a written report thereon in accordance with generally accepted auditing standards.

78.2
The generally accepted auditing standards referred to in this Bye-law may be those of a country or jurisdiction other than Bermuda or such other generally accepted auditing standards as may be provided for in the Act.  If so, the financial statements and the report of the Auditor shall identify the generally accepted auditing standards used.

79.    Access to Records
The Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto, and the Auditor may call on the Directors or Officers of the Company for any information in their possession relating to the books or affairs of the Company.
80.    Financial Statements
Subject to any rights to waive laying of accounts pursuant to the Act, financial statements as required by the Act shall be laid before the Members in general meeting.  A resolution in writing made in accordance with Bye-law 41 receiving, accepting, adopting, approving or otherwise acknowledging financial statements shall be deemed to be the laying of such statements before the Members in general meeting.
81.    Distribution of Auditor’s report
The report of the Auditor shall be submitted to the Members in general meeting.
82.    Vacancy in the Office of Auditor
If the office of Auditor becomes vacant by the resignation or death or the Auditor, or by the Auditor becoming incapable of acting by reason of illness or other disability at a time when the Auditor's services are required, the vacancy thereby created shall be filled in accordance with the Act.

BUSINESS COMBINATIONS
83.    Business Combinations

83.1
(a)    Any Business Combination with any Interested Shareholder within a period of three years following the time of the transaction in which the person become an Interested Shareholder must be approved by the Board and authorised at an annual or special general meeting, by the affirmative vote of at least 66 and 2/3% of the issued and outstanding voting shares of the Company that are not owned by the Interested Shareholder unless:

(i)                 prior to the time that the person became an Interested Shareholder, the Board approved either the Business Combination or the transaction which resulted in the person becoming an Interested Shareholder; or
(ii)               upon consummation of the transaction which resulted in the person becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the number of issued and outstanding voting shares of the Company at the time the transaction commenced, excluding for the purposes of determining the number of shares issued and outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee share plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer.
(b)    The restrictions contained in this Bye-law 83.1 shall not apply if:

(i)
a Member becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the Member ceases to be an Interested Shareholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Company and such Member, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

(ii)
the Business Combination is proposed prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required hereunder of, a proposed transaction which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board; and (iii) is approved or not opposed by a majority of the members of the Board then in office who were Directors prior to any person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such Directors by resolution of the Board approved by a majority of such Directors. The proposed transactions referred to in the preceding sentence are limited to:

(a)                a merger, amalgamation or consolidation of the Company (except an amalgamation in respect of which, pursuant to the Act, no vote of the shareholders of the Company is required);
(b)               a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Company or of any entity directly or indirectly wholly-owned or majority-owned by the Company (other than to the Company or any entity directly or indirectly wholly-owned by the Company) having an aggregate market value equal to 50% or more of either the aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all the issued and outstanding shares of the Company; or
(c)                a proposed tender or exchange offer for 50% or more of the issued and outstanding voting shares of the Company.
The Company shall give not less than 20 days notice to all Interested Shareholders prior to the consummation of any of the transactions described in subparagraphs (a) or (b) of the second sentence of this paragraph (ii).
(c)    For the purpose of this Bye-law 83 only, the term:

(i)	"affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person;

(ii)
"associate," when used to indicate a relationship with any person, means: (i) any company, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting shares; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person;

(iii)            "Business Combination," when used in reference to the Company and any Interested Shareholder of the Company, means:

(a)                any merger, amalgamation or consolidation of the Company or any entity directly or indirectly wholly-owned or majority-owned by the Company, wherever incorporated, with (A) the Interested Shareholder or any of its affiliates, or (B) with any other company, partnership, unincorporated association or other entity if the merger, amalgamation or consolidation is caused by the Interested Shareholder;
(b)               any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of the Company, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Company or of any entity directly or indirectly wholly-owned or majority-owned by the Company which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the issued and outstanding shares of the Company;
(c)                any transaction which results in the issuance or transfer by the Company or by any entity directly or indirectly wholly-owned or majority-owned by the Company of any shares of the Company, or any share of such entity, to the Interested Shareholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company, or shares of any such entity, which securities were issued and outstanding prior to the time that the Interested Shareholder became such; (B) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company, or shares of any such entity, which security is distributed, pro rata to all holders of a class or series of shares subsequent to the time the Interested Shareholder became such; (C) pursuant to an exchange offer by the Company to purchase shares made on the same terms to all holders of such shares; or (D) any issuance or transfer of shares by the Company; provided however, that in no case under items (B)-(D) of this subparagraph shall there be an increase in the Interested Shareholder's proportionate share of the any class or series of shares;
(d)               any transaction involving the Company or any entity directly or indirectly wholly-owned or majority-owned by the Company which has the effect, directly or indirectly, of increasing the proportionate share of any class or series of shares, or securities convertible into any class or series of shares of the Company, or shares of any such entity, or securities convertible into such shares, which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any repurchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or
(e)                any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Company), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (a)-(d) of this paragraph) provided by or through the Company or any entity directly or indirectly wholly-owned or majority-owned by the Company;
(iv)             "control," including the terms "controlling," "controlled by" and "under common control with," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract or otherwise. A person who is the owner of 20% or more of the issued and outstanding voting shares of any company, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; provided that notwithstanding the foregoing, such presumption of control shall not apply where such person holds voting shares, in good faith and not for the purpose of circumventing this provision, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity;
(v)               "Interested Shareholder" means any person (other than the Company and any entity directly or indirectly wholly-owned or majority-owned by the Company)

that (i) is the owner of 15% or more of the issued and outstanding voting shares of the Company, (ii) is an affiliate or associate of the Company and was the owner of 15% or more of the issued and outstanding voting shares of the Company at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder or (iii) is an affiliate or associate of any person listed in (i) or (ii) above; provided, however, that the term "Interested Shareholder" shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Company unless such person referred to in this proviso acquires additional voting shares of the Company otherwise than as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Shareholder, the voting shares of the Company deemed to be issued and outstanding shall include voting shares deemed to be owned by the person through application of paragraph (8) below, but shall not include any other unissued shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;
(vi)             "person" means any individual, company, partnership, unincorporated association or other entity;
(vii)           "voting shares" means, with respect to any company, shares of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a company, any equity interest entitled to vote generally in the election of the governing body of such entity;
(viii)        "owner," including the terms "own" and "owned," when used with respect to any shares, means a person that individually or with or through any of its affiliates or associates:
(a)                beneficially owns such shares, directly or indirectly; or
(b)               has (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise;

provided, however, that a person shall not be deemed the owner of shares tendered pursuant to a tender or exchange offer made by such person or any of such person's affiliates or associates until such tendered shares are accepted for purchase or exchange; or (B) the right to vote such shares pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any shares because of such person's right to vote such shares if the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or
(c)                has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (b) of this paragraph), or disposing of such shares with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such shares.

83.2
In respect of any Business Combination to which the restrictions contained in Bye-law 83.1 do not apply but which the Act requires to be approved by the Members, the necessary general meeting quorum and Members’ approval shall be as set out in Bye-laws 27 and 29 respectively.

VOLUNTARY WINDING-UP AND DISSOLUTION
84.    Winding-Up
If the Company shall be wound up the liquidator may, with the sanction of a resolution of the Members, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members.  The liquidator may, with the like sanction, vest the whole or any part of such assets in the trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

CHANGES TO CONSTITUTION
85.    Changes to Bye-laws
No Bye-law may be rescinded, altered or amended and no new Bye-law may be made until the same has been approved by a resolution of the Board and by a resolution of the Members.
85A.    Changes to the Memorandum of Association
No alteration or amendment to the Memorandum of Association may be made save in accordance with the Act and until same has been approved by a resolution of the Board and by a resolution of the Members.
86.    Discontinuance
The Board may exercise all the powers of the Company to discontinue the Company to a jurisdiction outside Bermuda pursuant to the Act.
87.    Amalgamation
Any resolution proposed for consideration at any general meeting to approve the amalgamation of the Company with any other company, wherever incorporated, shall require the approval of a simple majority of votes cast at such meeting and the quorum for such meeting shall be that required in Bye-law 27 and a poll may be demanded in respect of such resolution in accordance with the provisions of Bye-law 30.